EXHIBIT (a)(1)(A)

VINCE HOLDING CORP.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR REPLACEMENT OPTIONS

THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M. EASTERN TIME ON OCTOBER 2, 2015

UNLESS THIS OFFER IS EXTENDED

Vince Holding Corp., referred to herein as “Vince,” the “Company,” “our,” “us” or “we,” is offering eligible employees and executive officers the opportunity to exchange certain outstanding options to purchase shares of our common stock granted under the Company’s 2013 Omnibus Incentive Plan (as amended from time to time, the “2013 Plan”), for new, replacement options to purchase an equal number of shares of our common stock (“Replacement Options”) to be granted under the 2013 Plan (the “Option Exchange”). We will grant the Replacement Options on the date that we cancel the options accepted for exchange, which will be the expiration date of the Option Exchange (the “Offer Expiration Date”). We are making this offer (“Offer”) upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Options for Replacement Options (this “Offer to Exchange”) and in the related Election Form (the “Election Form” and, together with this Offer to Exchange, as they may be amended from time to time, the “Offer Documents”).

Eligible Options. Options eligible for the Option Exchange (“Eligible Options”) are those that:

•	were granted under the 2013 Plan on or after November 21, 2013 to the date of this Offer to Exchange; and

•	held by an Eligible Participant (as defined below) who is employed by us as an employee or executive officer as of the commencement of the Option Exchange and who remains employed by us through the Offer Expiration Date.

The outstanding options that you hold under the 2013 Plan give you the right to purchase our common stock once you exercise those options by paying the applicable exercise price. Thus, when we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase our common stock and not our common stock underlying those options.

The options granted under the Company’s 2010 Option Plan (the “2010 Plan”) are not Eligible Options and cannot be exchanged in the Option Exchange.

Eligible Participants. You are eligible to participate in the Option Exchange (an “Eligible Participant”) only if you are an employee or executive officer of Vince or any of our subsidiaries on the date this Offer commences and remain an employee or executive officer of Vince or any of our subsidiaries through the Offer Expiration Date; and hold at least one Eligible Option as of the commencement of the Offer.

None of the former executive officers and senior members of the Company who have departed in the recent months, including Jill Granoff, our former Chief Executive Officer, Lisa Klinger, our former Chief Financial Officer, Karin Gregersen, our former President and Chief Creative Officer, our former general counsel and our former senior vice president of retail operations, is eligible to participate in the Option Exchange. Our Interim Chief Executive Officer and Interim Chief Financial Officer are also not eligible to participate in the Option Exchange.

Replacement Options. All Eligible Options that we accept pursuant to the Option Exchange will be cancelled on the Offer Expiration Date, currently scheduled for 5:00 p.m. Eastern Time on October 2, 2015, unless the Offer is extended by us, and Eligible Options elected for exchange will no longer be exercisable after that time. We expect to grant the Replacement Options on the Offer Expiration Date. The terms of the Replacement Options are as follows:

•	One-for-One Exchange. Each Eligible Option that you tender for exchange will be exchanged, on a one-for-one basis, for the grant of a Replacement Option to purchase the same number of shares of common stock as were subject to the Eligible Option. For example, if you tender an Eligible Option to purchase 1,000 shares of our common stock for exchange, you will receive a Replacement Option to purchase 1,000 shares of our common stock. Alternatively, if you tender multiple Eligible Options that, in total, represent the right to purchase 2,000 shares of our common stock, you will receive a Replacement Option to purchase 2,000 shares of our common stock.

•	New Exercise Price. Each Replacement Option will have an exercise price equal to the closing stock price of our common stock on the New York Stock Exchange (“NYSE”) on the Offer Expiration Date, which is currently scheduled to be October 2, 2015, unless the Offer is extended by us.

•	New Vesting Schedules. All Replacement Options will vest over four years, vesting on each of the first, second, third and fourth anniversaries of the Offer Expiration Date, subject to your remaining continuously employed with the Company through each such vesting date. For example, an Eligible Option that has a three-year vesting schedule, that would vest on November 1, 2015, November 1, 2016 and November 1, 2017 would be exchanged for a Replacement Option that would not be partially vested on the date of grant, and would instead be scheduled to vest over four years commencing from October 2, 2015, assuming the Offer Expiration Date occurs on that date, with the first vesting date being October 2, 2016. Each Replacement Option will have the new vesting schedule regardless of whether the surrendered option was partially vested.

•	New Ten-Year Term. Each Replacement Option will have a ten-year term from the Offer Expiration Date.

•	Other Terms Governed by the 2013 Plan. The terms and conditions of the Replacement Options will, other than the terms discussed above, have terms and conditions substantially similar to the surrendered Eligible Options and will be governed by the terms and conditions of the 2013 Plan and the stock option grant agreements entered into thereunder evidencing such Replacement Options.

Although our Board of Directors (the “Board”) has approved this Offer, neither we nor our Board or executive officers make any recommendation as to whether you should elect to exchange or refrain from electing to exchange your Eligible Options. You must make your own decision regarding whether to elect to exchange your Eligible Options.

This Offer is not conditioned upon a minimum aggregate number of Eligible Options being elected for exchange. This Offer is subject to certain conditions that we describe in Section 6 of this Offer to Exchange and the terms described in the Offer Documents. You must elect to exchange all of your Eligible Options if you elect to tender any of your Eligible Options for exchange. No partial exchanges of Eligible Options will be permitted.

Shares of our common stock are listed on NYSE under the symbol “VNCE.” On August 31, 2015, the closing price of our common stock on NYSE was $9.18 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

IMPORTANT

If you wish to participate in the Option Exchange, an individualized election form (“Election Form”) is enclosed with this Offer to Exchange. Election Forms should be sent to Vince:

•	by regular mail to Vince Holding Corp., Attention: Corporate Secretary, 500 Fifth Avenue, 20th Floor, New York, NY 10110; or

•	by e-mail to optionexchange@vince.com.

Election Forms submitted by any other means, including hand delivery and interoffice mail, are not permitted and will not be accepted by us.

You should direct questions about this Offer and requests for additional copies of this Offer to Exchange and the other Offer Documents by emailing optionexchange@vince.com or calling 646-767-5592 and leaving a voice message (9:00 a.m. to 5:00 p.m. Eastern Time, Monday through Friday).

We are not making this Offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which this Offer or the acceptance of any election to exchange options would not be in compliance with the laws of that jurisdiction.

THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR “SEC ,” OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

VINCE HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. VINCE HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF VINCE OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.

VINCE RESERVES THE RIGHT TO AMEND OR TERMINATE THE 2013 PLAN AT ANY TIME, AND THE GRANT OF AN OPTION UNDER THE 2013 PLAN OR THIS OFFER DOES NOT IN ANY WAY OBLIGATE VINCE TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OPTION EXCHANGE IN ANY FUTURE YEAR. THE GRANT OF AN OPTION UNDER THE 2013 PLAN AND ANY FUTURE OPTIONS GRANTED UNDER THE 2013 PLAN OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

OFFER TO EXCHANGE

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the following questions and answers, as well as the remainder of this Offer to Exchange. Where applicable, we have included section references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this question and answer summary. Because each of you is in a different financial situation, we suggest that you consult with your personal financial and tax advisors before deciding whether to participate in the Option Exchange. Please review this summary term sheet and questions and answers, and the remainder of this Offer to Exchange and the Election Form to ensure that you are making an informed decision regarding your participation in the Option Exchange.

For your ease of use, the questions have been separated into four sections:

I.	GLOSSARY OF TERMS

II.	QUESTIONS ABOUT THE STRUCTURE OF THE OPTION EXCHANGE

III.	QUESTIONS ABOUT THE ADMINISTRATION AND TIMING OF THE OPTION EXCHANGE

IV.	OTHER IMPORTANT QUESTIONS

I.	GLOSSARY OF TERMS

Eligible Options:	Stock options granted since November 21, 2013 to date under the 2013 Plan. The outstanding stock options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price. Thus, when we use the term “option” in connection with this Offer, we refer to the actual options you hold to purchase our common stock and not our common stock underlying those options.

Eligible Participants:	An employee or executive officer of Vince or any of our subsidiaries on the date this Offer commences and remains an employee or executive officer of Vince or any of our subsidiaries through the Offer Expiration Date; and hold at least one Eligible Option as of the commencement of the Offer.

None of the former executive officers and senior members of the Company who have departed in the recent months, including Jill Granoff, our former Chief Executive Officer, Lisa Klinger, our former Chief Financial Officer, Karin Gregersen, our former President and Chief Creative Officer, our former general counsel and our former senior vice president of retail operations, is eligible to participate in the Option Exchange. Our Interim Chief Executive Officer and Interim Chief Financial Officer are also not eligible to participate in the Option Exchange.

Exercise of Stock Options:	Exercising stock options is the process of purchasing the underlying shares of Vince common stock at the fixed price, otherwise known as exercise price, specified in the stock option grant agreement, regardless of the current market price.

Grant Date of Stock Options:	The date on which a stock option is granted.

Outstanding Stock Options:	Stock options you still hold and have not exercised.

Offer Expiration Date:	The expiration date of this Offer, currently scheduled for 5:00 p.m. Eastern Time on October 2, 2015. On the Offer Expiration Date, we will cancel the Eligible Options accepted for exchange and we will grant the Replacement Options under the 2013 Plan.

Replacement Options:	Stock options to be granted under the 2013 Plan in exchange for Eligible Options that are surrendered in the Option Exchange.

Surrender:	In the context of the Option Exchange, “surrendering” Eligible Options means giving up your rights to those Eligible Options in exchange for Replacement Options with a new exercise price and new terms.

Tender:	“Tendering” your options means you have agreed to surrender your Eligible Options in exchange for Replacement Options on the terms and subject to the conditions set forth in this Offer to Exchange. At the conclusion of the Offer, subject to the satisfaction of the conditions of the Offer, we intend to accept for exchange all Eligible Options that have been properly tendered. This Offer is not conditioned upon a minimum aggregate number of Eligible Options being tendered for exchange.

Underwater:	A stock option is considered “underwater” if the exercise price of the stock option is greater than the trading price of the underlying share.

Vesting:	When your stock options become exercisable, they are referred to as being “vested.” The vesting schedule applicable to your stock options will be set forth in your stock option grant agreement(s).

II.	QUESTIONS ABOUT THE STRUCTURE OF THE OPTION EXCHANGE

Q1. What is the Option Exchange?

The Option Exchange is a one-time offer by Vince to allow Eligible Participants to exchange their Eligible Options (whether vested or unvested), on a one-for-one basis, for the grant of new stock options with a lower exercise price and new terms, which we refer to as “Replacement Options.” Each Eligible Option that you tender for exchange will be exchanged, on a one-for-one basis, for the grant of a Replacement Option to purchase the same number of shares of common stock as were subject to the Eligible Option. For example, if you tender an Eligible Option to purchase 1,000 shares of our common stock for exchange, you will receive a Replacement Option to purchase 1,000 shares of our common stock. Alternatively, if you tender multiple Eligible Options that, in total, represent the right to purchase 2,000 shares of our common stock, you will receive a Replacement Option to purchase 2,000 shares of our common stock. Please note that if you have multiple Eligible Options, and you desire to participate in the Option Exchange, you must tender all of your Eligible Options.

Eligible Options represent a current or potential future right to purchase shares of our common stock at a specified price, otherwise known as the exercise price. Eligible Options are all currently “underwater,” in that their exercise prices are significantly above the recent trading prices of our common stock. On August 31, 2015, the closing price per share of Vince common stock on the NYSE was $9.18, and the highest and lowest exercise prices of the Eligible Options are $35.13 and $12.11 per share, respectively. The Offer expires at 5:00 p.m. Eastern Time on October 2, 2015, unless the Offer is extended, and elections to participate in the Option Exchange must be received prior to such expiration (see Questions 22 through 26).

Subject to the conditions set forth in this Offer to Exchange, if your Eligible Options are properly tendered for exchange and accepted by us, on the Offer Expiration Date we will cancel your Eligible Options and grant you Replacement Options. The Replacement Options will have the terms outlined in the Questions below.

You should read and carefully consider all of the information in this Offer to Exchange, including the section entitled “Risk Factors” beginning on page 16 before making a decision to participate in the Option Exchange.

Q2. Why are we making this Offer?

We have recently experienced a significant decline in our stock price and our stock price remains at a relatively low level compared to its previous price levels. As a result, our outstanding stock options have exercise prices significantly above the recent trading prices of our common stock. We believe these underwater stock options are no longer effective as incentives to retain and motivate our key contributors. We believe that many option holders perceive these options to have little or no value, therefore reducing the options’ value as a means to align the incentives of our key contributors with our stockholders. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, unless they are surrendered or cancelled they will remain outstanding with the potential to dilute stockholders’ interests for up to the full term of the options, while delivering little or no retentive or incentive value.

The objective of our equity incentive programs has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our stockholders, and we believe that the Option Exchange is an important component in our efforts to achieve that goal.

The Option Exchange is VOLUNTARY and will allow Eligible Participants to choose whether to keep their existing Eligible Options at existing exercise prices and vesting schedules or to exchange those options for Replacement Options with new exercise prices and vesting schedules. We intend the Option Exchange to enable Eligible Participants to recognize value from their stock options sooner, but this cannot be guaranteed considering the unpredictability of the stock market. (See Section 2 of this Offer to Exchange entitled “Purpose of this Offer” below for additional information.)

Q3. Which options are eligible for the Option Exchange?

Eligible Options are those that are:

•	granted under the 2013 Plan; and

•	held by an Eligible Participant who is employed by Vince or any of our subsidiaries as an employee or executive officer as of the commencement of the Option Exchange and who remains employed by Vince or any of our subsidiaries through the Offer Expiration Date.

Additionally, options that expire pursuant to their terms prior to the completion of the Option Exchange will be forfeited as of the expiration date and will not eligible to be exchanged for Replacement Options.

Q4. Who is eligible to participate in the Option Exchange?

You are an “Eligible Participant” and eligible to participate in the Option Exchange only if you:

•	are an employee or an executive officer of Vince or any of our subsidiaries on the date of commencement of this Offer and remain an employee or an executive officer of Vince or any of our subsidiaries through the Offer Expiration Date; and

•	hold at least one Eligible Option on the date of commencement of this Offer.

None of the former executive officers and senior members of the Company who have departed in the recent months, including Jill Granoff, our former Chief Executive Officer, Lisa Klinger, our former Chief Financial Officer, Karin Gregersen, our former President and Chief Creative Officer, our former general counsel and our former senior vice president of retail operations, is eligible to participate in the Option Exchange. Our Interim Chief Executive Officer and Interim Chief Financial Officer are also not eligible to participate in the Option Exchange.

Q5. How many Replacement Options will I receive?

Each Eligible Option that you tender for exchange will be exchanged, on a one-for-one basis, for the grant of a Replacement Option to purchase the same number of shares of common stock as were subject to the Eligible Option. For example, if you tender an Eligible Option to purchase 1,000 shares of our common stock for exchange, you will receive a Replacement Option to purchase 1,000 shares of our common stock. Alternatively, if you tender multiple Eligible Options that, in total, represent the right to purchase 2,000 shares of our common stock, you will receive a Replacement Option to purchase 2,000 shares of our common stock.

Q6. What will be my Replacement Option exercise price?

Each Replacement Option will be issued under the 2013 Plan and will have an exercise price equal to the closing stock price of our common stock on NYSE on the Offer Expiration Date.

Q7. When will the Replacement Options vest?

Each Replacement Option will vest over four years, vesting on each of the first, second, third and fourth anniversaries of the Offer Expiration Date, subject to your remaining continuously employed with the Company through each such vesting date. For example, an Eligible Option that currently has a three-year vesting schedule, vesting in part on each of November 1, 2015, November 1, 2016 and November 1, 2017 would be exchanged for a Replacement Option scheduled to vest over four years from October 2, 2015, assuming the Offer Expiration Date occurs on that date, with the first vesting date being October 2, 2016. Vesting under all Replacement Options will be conditioned on your continued employment or service with Vince or one of our subsidiaries through each applicable vesting date.

All Eligible Options, vested or unvested, if surrendered, will be replaced by unvested Replacement Options.

Replacement Options are subject to the terms and conditions as provided for in the 2013 Plan and the applicable form of Replacement Option grant agreement and may be forfeited if not vested at the time of your termination of employment. Following your termination of employment, your Replacement Options may remain exercisable for a certain period of time, depending on the reason for your termination. (See Section 8 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” below for additional information.)

Q8. When will the Replacement Options expire?

Each Replacement Option will have a new ten-year term measured from the Offer Expiration Date, subject to earlier expiration of the option following termination of your employment with Vince or any of our subsidiaries. (See Section 8 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” below for additional information.)

Q9. What will be the other terms and conditions of my Replacement Options?

Other than the exercise price, vesting dates and expiration date, and except as noted in this Offer to Exchange, Replacement Options will have terms and conditions substantially similar to the surrendered Eligible Options. The Replacement Options will be governed by the terms and conditions of the 2013 Plan and the applicable form of Replacement Option grant agreement entered into thereunder, with the new exercise price, vesting schedules and expiration date. Information regarding our 2013 Plan may also be found in the S-8 Registration Statement and related prospectus prepared by us in connection with the 2013 Plan. You are encouraged to consult these documents for complete information about the terms of the Replacement Options. Copies of the 2013 Plan, the applicable form of Replacement Option award agreement and the related prospectus are available upon request by emailing optionexchange@vince.com or calling 646-767-5592 and leaving a voice message (9:00 a.m. to 5:00 p.m. Eastern Time, Monday through Friday). Copies will be provided promptly at our expense. A copy of the 2013 Plan and the applicable forms of Replacement Option award agreements can also be found with our public filings on the SEC’s internet site at www.sec.gov.

Q10. Why can’t I just be granted additional options?

Because of the large number of “underwater” options, granting additional, incremental equity awards, would further increase our overhang and further dilute stockholder interests. In addition, granting additional options without cancelling any previously granted options would increase our non-cash operating expenses because we would need to expense both the Replacement Options and any remaining unrecognized compensation expense related to the Eligible Options, which would decrease our results of operations and could negatively affect our stock price.

Q11. Can I exchange the remaining portion of an Eligible Option grant that I have already partially exercised?

Yes, any unexercised portion of an Eligible Option grant can be exchanged. If you have previously exercised a portion of an Eligible Option grant, only the portion of that option grant that has not yet been exercised will be eligible to be exchanged. The Replacement Option will only replace the portion of the Eligible Option grant that is cancelled upon the expiration of this Offer.

Q12. Can I select which of my Eligible Options to exchange?

No. If you are an Eligible Participant and choose to participate in the Option Exchange, you must exchange all of your Eligible Options. If you previously exercised a portion of an Eligible Option prior to the commencement of this Offer, only the portion of the option grant that has not yet been exercised will be eligible for exchange. If you fail to make a proper election with respect to all of your Eligible Options, your election will be rejected.

Q13. Can I exchange both vested and unvested Eligible Options?

Yes. You can exchange Eligible Options, whether or not they are vested. Each Replacement Option, however, will have a new vesting schedule regardless of whether the surrendered option was partially vested.

Q14. What if I leave Vince before the Offer Expiration Date?

If you are no longer employed by Vince or any of our subsidiaries, whether voluntarily, involuntarily or for any other reason before the Offer Expiration Date, you will not be able to participate in the Option Exchange.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF VINCE OR ANY OF OUR SUBSIDIARIES AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THE OPTION EXCHANGE AND HAD TENDERED SOME OR ALL OF YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THE OPTION EXCHANGE, AND YOU WILL RETAIN YOUR OUTSTANDING OPTION(S) IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF EMPLOYMENT, YOU MAY BE ENTITLED TO EXERCISE YOUR OUTSTANDING OPTION(S) DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF EMPLOYMENT IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF EMPLOYMENT. (See Section 1 of this Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date” and Section 5 of this Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of Replacement Options” below for additional information.)

Q15. What if my employment with Vince is terminated after the Replacement Options are granted?

If your employment with Vince or one of our subsidiaries is terminated for any reason after the Replacement Option has been granted, you will forfeit any shares of common stock underlying your Replacement Options that are unvested at the date of your termination. Any vested options may be exercised during a limited period of time following your termination of employment on the terms and conditions set forth in the 2013 Plan and the applicable form of Replacement Option award agreement. (See Section 8 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” below for additional information.)

Q16. If I participate, what will happen to my exchanged options?

Eligible Options that you elect to tender for exchange will be cancelled on October 2, 2015, unless this Offer is extended, in which case such options will be cancelled on the Offer Expiration Date, as extended.

Q17. What happens to Eligible Options that I choose not to exchange or that Vince does not accept for exchange?

Eligible Options that you choose not to exchange or that Vince does not accept for exchange will remain outstanding and will retain their existing terms, exercise prices and vesting schedules.

Q18. If I currently hold non-qualified stock options, will I receive non-qualified stock options if I participate in the Option Exchange?

Yes. Each Eligible Option is a non-qualified stock option for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and the Replacement Options will also be non-qualified stock options. (See Section 8 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” and Section 13 of this Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for additional information.)

Q19. What happens if some of my Eligible Options are subject to a domestic relations order, or comparable legal document, as the result of the end of a marriage?

Any portion of an Eligible Option that is subject to a binding domestic relations order (or comparable legal document as the result of the end of a marriage) that has been delivered to Vince, and that is beneficially owned by a person who is not an Eligible Participant (e.g., an Eligible Participant’s ex-spouse), is not eligible to be exchanged in the Option Exchange (even if legal title to that portion of the stock option grant is held by an Eligible Participant). In this circumstance, only the portion of an Eligible Option that is beneficially owned by an Eligible Participant may be exchanged.

Q20. Can I tender Eligible Options that have been transferred to another person or a trust?

Only options that are held by an Eligible Participant qualify as Eligible Options. If your Eligible Options have been transferred to a trust, and you have full authority to tender the transferred Eligible Options (for example, as a trustee or custodian), we will consider these options held by you, and thus you may elect to tender these transferred Eligible Options. If you elect to tender any transferred Eligible Options, you will be representing to us that you have full authority to tender these transferred Eligible Options. If you do not have full authority to tender transferred options, then you may not tender those options.

Q21. What are the conditions to this Offer?

This Offer is subject to a number of conditions including the conditions described in Section 6 of this Offer to Exchange. This Offer is not conditioned upon a minimum aggregate number of Eligible Options being tendered for exchange. (See Section 6 of this Offer to Exchange entitled “Conditions of this Offer” below for additional information.)

III.	QUESTIONS ABOUT THE ADMINISTRATION AND TIMING OF THE OPTION EXCHANGE

Q22. How do I participate in the Option Exchange?

To participate, you must complete and submit the enclosed Election Form, which must be received by us before 5:00 p.m. Eastern Time on October 2, 2015, unless this Offer is extended by us. Election Forms may be submitted only by one of the following methods:

•	mailed to: Vince Holding Corp., Attention: Corporate Secretary, 500 Fifth Avenue, 20th Floor, New York, NY 10110; or

•	scanned and e-mailed to: optionexchange@vince.com.

Election Forms should not be returned via inter-office mail. If you have any questions about the election process, please call 646-767-5592 and leave a voice message (9:00 a.m. to 5:00 p.m. Eastern Time, Monday through Friday) or send an e-mail directly to optionexchange@vince.com. (See Section 3 of this Offer to Exchange entitled “Procedures for Electing to Exchange Options” below for additional information.) Election Forms submitted by any other means, including hand delivery and interoffice mail, are not permitted and will not be accepted by us.

If you want to participate in the Option Exchange, you must elect to exchange all of your Eligible Options. No partial exchanges of Eligible Options will be permitted.

You will receive a confirmation by e-mail after we receive your completed Election Form. If you do not receive a confirmation, please call 646-767-5592 and leave a voice message (9:00 a.m. to 5:00 p.m. Eastern Time, Monday through Friday) or send an e-mail directly to optionexchange@vince.com. (See Section 5 of this Offer to Exchange entitled “Acceptance of Eligible Options for Exchange and Issuance of Replacement Options” for additional information.)

Q23. How do I find out the details about my Eligible Options?

Please refer to your enclosed individualized Election Form for this information. If you have any questions about your Eligible Option holdings, please call 646-767-5592 and leave a voice message (9:00 a.m. to 5:00 p.m. Eastern Time, Monday through Friday).

Q24. What is the deadline to tender my Eligible Options? How will I know if the Offer is extended?

The deadline to participate in the Option Exchange is 5:00 p.m. Eastern Time on October 2, 2015, unless the Offer is extended by us. This means that you must submit your election to tender your Eligible Options before that time. We may, in our sole discretion, extend this Offer at any time, but we cannot assure you that this Offer will be extended or, if extended, for how long. If this Offer is extended, we will make a public announcement of the extension no later than 6:00 a.m. Eastern Time on the next business day following the previously scheduled expiration of this Offer. If this Offer is extended, you must submit your election before the extended expiration of this Offer.

We reserve the right to reject any or all options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept all Eligible Options properly and timely tendered for exchange that are not validly withdrawn prior to 5:00 p.m. Eastern Time on the Offer Expiration Date. (See Section 5 of this Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of Replacement Options” for additional information.)

Q25. What will happen if I do not submit my election by the deadline?

If you do not submit your election by the deadline, then you will not participate in the Option Exchange, and all options currently held by you will remain intact at their original exercise prices and generally subject to their original terms and conditions.

IF YOU FAIL TO SUBMIT YOUR ELECTION BY THE DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THE OPTION EXCHANGE.

Q26. How do I withdraw or change my previous election and what is the deadline for withdrawing or changing my previous elections?

To withdraw your previously submitted Election Form, you must complete the enclosed Notice of Withdrawal and submit it in the same manner set forth in the answer to Question 22, and we must receive the Notice of Withdrawal before the expiration of this Offer at 5:00 p.m. Eastern Time on October 2, 2015 (or such later date as may apply if the Offer is extended by us).

To change your previously submitted Election Form, you must request a replacement Election Form and submit it in the same manner set forth in the answer to Question 22, and we must receive the replacement Election Form before the expiration of this Offer at 5:00 p.m. Eastern Time on October 2, 2015 (or such later date as may apply if the Offer is extended).

It is your responsibility to confirm that we have received your Notice of Withdrawal or replacement Election Form, as applicable, before the expiration of the Offer. In all cases, the last Notice of Withdrawal or Election Form, as applicable, that is submitted and received prior to the expiration of the Offer will prevail.

AFTER THE DEADLINE TO WITHDRAW OR CHANGE YOUR ELECTION HAS PASSED, YOU WILL NOT BE PERMITTED TO WITHDRAW OR CHANGE YOUR ELECTION.

Q27. What if I am on vacation or leave of absence during the Offer? Can I still participate?

Yes, but you must complete and submit your election by no later than 5:00 p.m. Eastern Time on October 2, 2015, unless the Offer is extended. It is your responsibility to allow sufficient time to ensure we receive your election by this deadline via mail or e-mail.

Q28. How does Vince determine whether an Eligible Option has been properly tendered for exchange?

After the expiration of the Offer, we will accept all properly tendered Eligible Options that have not been validly withdrawn. We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any documentation relating to the tender of options for exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept or were not timely made. We also reserve the right, in our discretion, to waive any of the conditions of this Offer or any defect or irregularity in any election. If we waive any of the conditions of this Offer we will do so for all option holders. No election to exchange Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Options that we do not accept for exchange will remain outstanding and retain their existing terms, exercise prices and vesting schedules.

Q29. When will the Replacement Options be granted?

We will grant the Replacement Options on the date we cancel the Eligible Options tendered for exchange. If we cancel options tendered for exchange on October 2, 2015, which is the expected Offer Expiration Date, the

Replacement Options will also be granted on October 2, 2015. If this Offer is extended by us beyond October 2, 2015, then the Replacement Options will be granted on the expiration date of the extended Offer. In either case, grant documents for the Replacement Options will be delivered to you thereafter. (See Section 8 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” below for more information.)

Q30. Can I exercise my current stock options during the Offer period?

Yes. During the Offer you may exercise any of your vested stock options that are not Eligible Options. You may also exercise any of your vested Eligible Options if you have not elected to exchange your Eligible Options in the Option Exchange. If you have elected to participate in the Option Exchange and wish to exercise any of your Eligible Options during the Offer period, you must first withdraw your election to participate in the Option Exchange (see Question 26).

Q31. What happens if Vince is subject to a change in control AFTER the Replacement Options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we reserve the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board believes is in the best interest of our Company and our stockholders. It is possible that, prior to or after the grant of Replacement Options, we might effect or enter into an agreement, such as a merger or other similar transaction, in which the current stock ownership of our Company will change such that a new group of stockholders has the number of votes necessary to control stockholder voting decisions. We refer to this type of transaction as a change in control transaction.

The Replacement Options will be subject to the change in control provisions under the 2013 Plan and the applicable form of Replacement Option award agreement. To obtain information about these provisions, you can refer to the 2013 Plan, and the applicable form of Replacement Option award agreement and the related prospectus, all of which are available upon request by calling 646-767-5592 and leaving a voice message (9:00 a.m. to 5:00 p.m. Eastern Time, Monday through Friday) or sending an e-mail directly to optionexchange@vince.com. Copies will be provided promptly at our expense. A copy of the 2013 Plan and the forms of Replacement Option award agreements can also be found with our public filings on the SEC’s internet site at www.sec.gov. Your option agreement(s) and certain other agreements between you and Vince may also contain provisions that affect the treatment of your options in the event of a change in control.

Q32. What happens if Vince is subject to a change in control BEFORE the Replacement Options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we reserve the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board believes is in the best interest of our Company and our stockholders. This could include terminating this Offer and/or your right to receive Replacement Options under this Offer.

Any change in control transaction, or announcement of such transaction, could have a substantial effect on our stock price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, price appreciation in the common stock associated with the Replacement Options could be drastically altered. For example, if our stock were to be acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the Replacement Options, would likely be a price at or near the cash price being paid for the common stock in the transaction. As a result of such a transaction, it is possible that the exercise price of the Replacement Options may be more than you might otherwise anticipate. In addition, in the event of an acquisition of our Company for stock, tendering option holders might receive options to purchase shares of a different issuer. (See Section 2 of this Offer to Exchange entitled “Purpose of this Offer” below for additional information.)

Q33. Are there other circumstances where I would not be granted Replacement Options?

Yes. Even if we accept your tendered options, we will not grant Replacement Options to you if we are prohibited by applicable law or regulations from doing so, or until all necessary government approvals have been obtained. We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the expiration date of this Offer, you will not be granted Replacement Options, if at all, until all necessary government approvals have been obtained. IN ADDITION, WE WILL NOT GRANT REPLACEMENT OPTIONS TO YOU IF YOU ARE NOT AN ELIGIBLE PARTICIPANT ON THE OFFER EXPIRATION DATE. (See Section 12 of this Offer to Exchange entitled “Agreements; Legal Matters; Regulatory Approvals” below for additional information.)

Q34. After the Offer Expiration Date, what happens if my Replacement Options end up underwater again?

This is a one-time offer that we do not expect to offer again in the future. The price of our common stock may not appreciate over the long term, and your Replacement Options may become underwater after the Offer Expiration Date. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (See Section 2 of this Offer to Exchange entitled “Purpose of this Offer” below for additional information.)

IV.	OTHER IMPORTANT QUESTIONS

Q35 What are the U.S. Federal tax consequences of my participation in the Option Exchange?

If you accept this Offer, we believe, under current U.S. law, you should not recognize income for U.S. federal income tax purposes either when your exchanged Eligible Options are cancelled or when your Replacement Options are granted. However, tax consequences may vary depending on each individual employee’s circumstances. Included as part of this Offer to Exchange is information regarding the material U.S. federal income tax consequences of this Offer. You should review this information carefully before deciding whether or not to participate in this Offer. You should also consult your personal tax, financial and legal advisors with any questions regarding the tax consequences of participating in the Option Exchange, including any state or local tax consequences. (See Schedule A of this Offer to Exchange entitled “A Guide to Tax and Legal Issues for Non-U.S. Employees” below for additional information.)

Q36. How should I decide whether or not to participate?

The decision to participate must be your personal decision, and it will depend largely on your assumptions about the performance of publicly-traded stocks generally, our own stock price and our business. We suggest that you consult with your personal tax, financial and legal advisors before deciding whether or not to participate in the Option Exchange.

We understand that this will be a challenging decision for all Eligible Participants. THE OPTION EXCHANGE DOES CARRY CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE STOCK PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE OFFER EXPIRATION DATE. (See Question 38 and Section 17 of this Offer to Exchange entitled “Miscellaneous” for additional information.)

Q37. What do the executive officers and the members of our Board of Directors think of this Offer? Whom can I contact to help me decide whether or not I should exchange my Eligible Options?

Although our Board has approved this Offer, neither our executive officers nor the members of our Board make any recommendation as to whether you should elect to exchange or refrain from exchanging your Eligible Options. Please contact your personal financial and tax advisors to assist you in determining if you should exchange your Eligible Options.

Q38. What are some of the potential risks if I choose to exchange my outstanding Eligible Options?

We cannot predict how our stock or the stock market will perform before the date that the Replacement Options will be granted, and the price of Vince common stock may increase significantly. This could result in the new grants having a higher exercise price than you expected. If you elect to participate in the Option Exchange, the vesting of each Replacement Option granted to you will be subject to a new vesting schedule. This means that you will be required to continue working for Vince or our subsidiaries for a period of time after the date on which your Replacement Option is granted in order to be fully vested in the Replacement Option. If your employment terminates for any reason prior to vesting of your Replacement Option, you will forfeit the unvested portion of your Replacement Option upon the date of the termination of your employment. (See the “Risk Factors” section below for additional information.)

Q50. Whom should I ask questions regarding this Offer?

If you have questions regarding the Offer or have requests for assistance (including requests for additional or paper copies of this Offer to Exchange document or other documents relating to the Option Exchange), please email optionexchange@vince.com or call 646-767-5592 and leave a voice message (9:00 a.m. to 5:00 p.m. Eastern Time, Monday through Friday).

VINCE MAKES NO RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OPTION EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO PARTICIPATE. WE ENCOURAGE YOU TO SPEAK WITH YOUR FINANCIAL, LEGAL AND/OR TAX ADVISORS AS NECESSARY, BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OPTION EXCHANGE.

RISK FACTORS

Participation in the Option Exchange involves a number of potential risks and uncertainties, including those described below. This list and the risk factors set forth under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended January 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended May 2, 2015, filed with the SEC, highlight the material risks related to Vince which may impact your decision of participating in the Option Exchange. You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors before deciding whether to participate in the Option Exchange. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences of participating in the Option Exchange, as well as the rest of the Offer Documents for a more in-depth discussion of the risks that may apply to you.

In addition, the Offer Documents and our SEC reports referred to above include “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in the Offer Documents and our SEC reports referred to above that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are often identified by the use of words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included in our Annual Report on Form 10-K for the year ended January 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended May 2, 2015. Furthermore, such forward-looking statements speak only as of the date of this report. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Risks Related to This Offer

If you exchange Eligible Options for Replacement Options in the Option Exchange and your employment with Vince or its subsidiaries terminates before the Replacement Options fully vest, you will forfeit any unvested portion of your Replacement Options.

Generally, if your employment with Vince terminates, your Replacement Options will cease vesting, and any Replacement Options that are unvested at the time of termination of your employment or service cannot be exercised and will be forfeited, unless otherwise provided by the administrator of the 2013 Plan. Accordingly, if you exchange Eligible Options for Replacement Options in the Option Exchange and your employment with Vince terminates before the Replacement Options fully vest, you will forfeit any unvested portion of your Replacement Options even if the Eligible Options surrendered in the Option Exchange were vested at the time of the exchange, unless the terms of the 2013 Plan or the applicable form of Replacement Option award agreement provide otherwise.

Nothing in the Offer should be construed to confer upon you the right to remain an employee of Vince. The terms of your employment or service with Vince remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the Offer Expiration Date or thereafter.

If the price of our common stock decreases after the Offer Expiration Date, you will not be able to realize any gain from the exercise of your Replacement Options.

The Replacement Options will have an exercise price equal to the last reported sale price per share of the Company’s common stock on NYSE on the Offer Expiration Date. If the trading price of our common stock decreases after the Offer Expiration Date, the exercise price of your Replacement Options will be greater than the trading price of our common stock, and you will not be able to realize any gain from the exercise of your Replacement Options. The trading price of our common stock has been volatile and there can be no assurances regarding the future price of our common stock or that the trading price of our common stock will not decrease after the Offer Expiration Date.

Any Replacement Options you receive in the Option Exchange may have less favorable vesting terms than those of the related Eligible Options you are surrendering. This means that if your employment with us terminates during the new vesting period, or if the Replacement Option otherwise terminates prior to your being fully vested in it, you might have been better off if you had continued holding the Eligible Option rather than exchanging it for a Replacement Option.

If you elect to participate in the Option Exchange, the vesting of each Replacement Option granted to you will be subject to a four-year vesting schedule. This means that you will be required to continue working for Vince or our subsidiaries for four years after the date on which your Replacement Option is granted in order to be fully vested in the Replacement Option. If your employment terminates for any reason prior to vesting of your Replacement Options, you will forfeit the unvested portion of your Replacement Options upon the date of the termination of your employment.

You should carefully consider the relative benefit to you if the vesting of your Eligible Options has already accrued, compared to the benefit of a lower-priced option with a longer vesting period. If our stock price increases in the future to a value above the exercise price of an Eligible Option that you surrender in the Option Exchange, you could conclude that it would have been preferable to have retained the Eligible Option with its higher exercise price and greater amount of accrued vesting rather than have surrendered it for a Replacement Option with a lower exercise price and new vesting schedule.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended January 31, 2015, our Quarterly Report on Form 10-Q for the quarter ended May 2, 2015 and also the other information provided in the Offer Documents and the other materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 of this Offer to Exchange entitled “Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THIS OFFER

1.	Eligibility; Number of Options; Offer Expiration Date.

Upon the terms and subject to the conditions of the Offer Documents, we are offering Eligible Participants the opportunity to exchange certain outstanding options to purchase shares of our common stock. The Replacement Options will be granted as of the date on which we cancel the Eligible Options elected for exchange.

Eligible Options are those that:

•	granted under the 2013 Plan on or after November 21, 2013 to the date of this Offer to Exchange; and

•	held by an Eligible Participant who is employed by Vince or any of our subsidiaries as an employee or executive officer as of the commencement of the Option Exchange and who remains employed by Vince or any of our subsidiaries through the Offer Expiration Date.

Additionally, options that expire pursuant to their terms prior to the completion of the Option Exchange will be forfeited as of the expiration date and will not eligible to be exchanged for Replacement Options. The options granted under the 2010 Plan are not Eligible Options and cannot be exchanged in the Option Exchange.

You are an Eligible Participant for purposes of this Offer only if you:

•	are an employee (including executive officers) of Vince or any of our subsidiaries on the date of commencement of this Offer and remain an employee of Vince or any of our subsidiaries through the Offer Expiration Date; and

•	hold at least one Eligible Option on the date of commencement of this Offer.

None of the former executive officers and senior members of the Company who have departed in the recent months, including Jill Granoff, our former Chief Executive Officer, Lisa Klinger, our former Chief Financial Officer, Karin Gregersen, our former President and Chief Creative Officer, our former general counsel and our former senior vice president of retail operations, is eligible to participate in the Option Exchange. Our Interim Chief Executive Officer and Interim Chief Financial Officer are also not eligible to participate in the Option Exchange.

The outstanding options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in the Offer Documents, we refer to the actual options you hold to purchase shares of our common stock and not the shares underlying those options.

If you elect to exchange your Eligible Options, you will not be eligible to receive Replacement Options unless you continue to be employed by Vince or any of our subsidiaries on the Offer Expiration Date.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF VINCE OR ANY OF OUR SUBSIDIARIES AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THE OPTION EXCHANGE AND HAD TENDERED SOME OR ALL OF YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THE OPTION EXCHANGE, AND YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR EMPLOYMENT, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF EMPLOYMENT IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF EMPLOYMENT.

The Replacement Options will have the terms described below in Section 8. You must elect to exchange all or none of your Eligible Options in the Option Exchange if you wish to participate. If you later elect to withdraw from participation in the Option Exchange, you must withdraw all of your Eligible Options. If you have previously exercised a portion of your Eligible Options, only the portion of your Eligible Options that have not yet been exercised will be eligible to be exchanged. You must elect to either exchange all or none of your Eligible Options. If you fail to make a proper election with respect to all of your Eligible Options, your election will be rejected.

If you properly tender your Eligible Options and such tendered options are accepted for exchange, the tendered options will be cancelled. Subject to the terms of this Offer, each Eligible Option that you tender for exchange will be exchanged, on a one-for-one basis, for the grant of a Replacement Option to purchase the same number of shares of common stock as were subject to the Eligible Option. For example, if you tender an Eligible Option to purchase 1,000 shares of our common stock for exchange, you will receive a Replacement Option to purchase 1,000 shares of our common stock. Alternatively, if you tender multiple Eligible Options that, in total, represent the right to purchase 2,000 shares of our common stock, you will receive a Replacement Option to purchase 2,000 shares of our common stock.

The term “Offer Expiration Date” means 5:00 p.m. Eastern Time on October 2, 2015, unless and until we, in our sole discretion, extend the period of time during which this Offer will remain open, in which event the term “Offer Expiration Date” refers to the latest time and date at which this Offer, as so extended, expires. See Section 14 of this Option Exchange entitled “Extension of Offer; Termination; Amendment” for a description of our rights to extend, delay, terminate and amend this Offer.

For purposes of this Offer, a “business day” means any day other than a Saturday, a Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 9:00 p.m., Eastern Time of each such day.

2.	Purpose of this Offer.

We have recently experienced a significant decline in our stock price and our stock price remains at a relatively low level compared to its previous price levels. As a result, our outstanding stock options have exercise prices significantly above the recent trading prices of our common stock. We believe these underwater stock options are no longer effective as incentives to retain and motivate our key contributors. We believe that many option holders perceive these options to have little or no value, therefore reducing the options’ value as a means to align the incentives of our key contributors with our stockholders. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, unless they are surrendered or cancelled they will remain outstanding with the potential to dilute stockholders’ interests for up to the full term of the options, while delivering little or no retentive or incentive value.

The objective of our equity incentive programs has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our stockholders, and we believe that the Option Exchange is an important component in our efforts to achieve that goal.

THERE IS NO GUARANTEE THAT THE INTENDED BENEFITS OF THE OPTION EXCHANGE WILL BE REALIZED CONSIDERING THE UNPREDICTABILITY OF THE PRICE OF VINCE COMMON STOCK AND THE STOCK MARKET.

We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our Board and that could significantly affect the price of our common stock. If we engage in such a transaction or transactions prior to the date we grant the Replacement Options, our stock price could increase (or decrease) and the exercise price of the Replacement Options could be higher (or lower) than the current trading prices of our common stock. The exercise price of any Replacement Options granted to you in return for options you elect to exchange will be the fair market value of our common stock on the Offer Expiration Date. You will be at risk of any increase in our stock price during the period prior to the Offer Expiration Date for these and other reasons.

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we reserve the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board believes is in the best interest of our Company and our stockholders. This could include terminating your right to receive Replacement Options under this Offer. If we were to terminate your right to receive Replacement Options under this Offer in connection with such a transaction, your original options will remain outstanding pursuant to their original terms.

Subject to the foregoing, and except as otherwise disclosed in the Offer Documents or in our filings with the SEC that are incorporated by reference, as of the date hereof, we have no plans, proposals or negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:

(a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiaries;

(c) any material change in our present dividend policy, or our indebtedness or capitalization;

(d) any change in our present Board or management other than to fill any existing vacancies in our senior management team, including, but not limited to, any plans or proposals to change the number or the terms of directors or to fill any existing Board vacancies or to change any material terms of the employment contract of any executive officer;

(e) any other material change in our corporate structure or business;

(f) our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i) the acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

(j) any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

NEITHER WE NOR OUR BOARD OR EXECUTIVE OFFICERS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION PROVIDED IN CONNECTION WITH THIS OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS.

3.	Procedures for Electing to Exchange Options.

Proper exchange of options. If you wish to participate in the Option Exchange, you should complete and return an Election Form, a copy of which accompanies this offering memorandum. Election Forms should be sent to us by one of the following methods:

•	mailed to: Vince Holding Corp., Attention: Corporate Secretary, 500 Fifth Avenue, 20th Floor, New York, NY 10110; or

•	scanned and e-mailed to: optionexchange@vince.com.

Election Forms should not be returned via inter-office mail. If you have any questions about the election process, please send an e-mail directly to optionexchange@vince.com or call 646-767-5592 and leave a voice message (9:00 a.m. to 5:00 p.m. Eastern Time, Monday through Friday) (See Section 3 of this Offer to Exchange entitled “Procedures for Electing to Exchange Options” below for additional information). Election Forms submitted by any other means, including hand delivery and interoffice mail, are not permitted and will not be accepted by us. You will receive a confirmation by e-mail after our receipt of your completed Election Form.

As noted above, if you elect to exchange any of your Eligible Option grants, you must elect to exchange all of your Eligible Option grants. This means that if you hold more than one Eligible Option grant, you must elect to exchange all of your Eligible Option grants in order to participate in the Option Exchange. No partial exchanges of Eligible Options will be permitted. For a summary of your Eligible Options, please refer to your individualized Election Form, which, among other things, lists your Eligible Options, the grant date of your Eligible Options, the exercise price(s) of your Eligible Options, the number of outstanding shares subject to your Eligible Options and the number of Replacement Options you would receive in exchange for each Eligible Option.

Your election to participate becomes irrevocable after the Offer Expiration Date, which is 5:00 p.m. Eastern Time on October 2, 2015 unless the Offer is extended, in which case your election will become irrevocable after the new Offer Expiration Date. You may change your mind after you have submitted an election and withdraw from the Offer at any time before 5:00 p.m. Eastern Time on the Offer Expiration Date, as described in Section 4 of this Offer to Exchange entitled “Withdrawal Rights”. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before 5:00 p.m. Eastern Time on the Offer Expiration Date.

ONLY ELECTIONS THAT ARE COMPLETE AND ACTUALLY RECEIVED BY VINCE BY 5:00 P.M. EASTERN TIME ON THE OFFER EXPIRATION DATE WILL BE ACCEPTED. ELECTIONS MAY BE SUBMITTED ONLY VIA EMAIL OR MAIL AS DESCRIBED HEREIN. ELECTIONS SUBMITTED BY ANY OTHER MEANS, INCLUDING HAND DELIVERY OR INTEROFFICE MAIL, ARE NOT PERMITTED AND WILL NOT BE ACCEPTED.

This is a one-time offer, and we will strictly enforce the offering period, subject only to any extension, which we may grant in our sole discretion.

Our receipt of your election is not by itself an acceptance of your Eligible Options for exchange. For purposes of this Offer, we will be deemed to have accepted Eligible Options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of Eligible Options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Eligible Options accepted for exchange will be cancelled as of the Offer Expiration Date.

If you do not submit your election by 5:00 p.m. Eastern Time on the Offer Expiration Date, then you will not participate in the Option Exchange, and all stock options currently held by you will remain intact at their original price and with their original terms.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept, promptly after 5:00 p.m. Eastern Time on the Offer Expiration Date, all properly tendered Eligible Options that have not been validly withdrawn. We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Option grants. We reserve the right to reject any election or any Eligible Option tendered for exchange that we determine is not in appropriate form or that we determine is unlawful to accept or not timely made. Neither we nor any other person is obligated to give notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any notice. No surrender of Eligible Options will be deemed to have been made properly until all defects or irregularities have been cured by the exchanging holder of the Eligible Options or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any surrender with respect to any particular Eligible Options or any particular Eligible Participant.

Our acceptance constitutes an agreement.

Your election to exchange Eligible Options through the procedures described above constitutes your acceptance of the terms and conditions of this Offer, and will be controlling, absolute and final, subject to your withdrawal rights under the Offer as described in Section 4 of this Offer to Exchange entitled “Withdrawal Rights” and our acceptance of your tendered Eligible Options in accordance with the Offer as described in Section 5 of this Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of Replacement Options.” OUR ACCEPTANCE OF YOUR ELIGIBLE OPTIONS FOR EXCHANGE WILL CONSTITUTE A BINDING AGREEMENT BETWEEN VINCE AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.

4.	Withdrawal Rights.

You can only withdraw your election to exchange your Eligible Options in accordance with the provisions of this Section 4.

You can withdraw your election to exchange your Eligible Options at any time before 5:00 p.m. Eastern Time on the Offer Expiration Date, currently scheduled for October 2, 2015. If the Offer Expiration Date is extended by us, you can withdraw your election to exchange your Eligible Options at any time before the Offer Expiration Date, as extended for this Offer.

In addition, although we intend to accept all validly tendered Eligible Options immediately after the expiration of this Offer, if we have not accepted your Eligible Options within 40 business days of the commencement of this Offer, you may withdraw your election to exchange your Eligible Options at any time thereafter.

To withdraw tendered Eligible Options validly, you must complete a Notice of Withdrawal and submit it to us by any of the methods described in Section 3 of this Offer to Exchange entitled “Procedures for Electing to Exchange Options.” We must receive the Notice of Withdrawal before the Offer Expiration Date. It is your responsibility to confirm that we received your Notice of Withdrawal indicating the withdrawal of your tendered Eligible Options before the Offer Expiration Date. If you elect to withdraw tendered Eligible Options, you must withdraw all your tendered Eligible Options. Partial withdrawals will not be accepted. Withdrawals that follow the aforementioned procedures will be considered valid and the applicable Eligible Options will not be considered tendered for exchange. In order to subsequently exchange Eligible Options that were subject to a valid withdrawal, you must properly re-tender for exchange those Eligible Options before the Offer Expiration Date by following the procedures described in Section 3 of this Offer to Exchange entitled “Procedures for Electing to Exchange Options.” Providing us with a properly completed Election Form in which you specifically decline to participate in the Option Exchange and that is submitted in the manner set forth above for submission of an Election Form will also constitute a proper notice of withdrawal.

It is your responsibility to confirm that we received your new election indicating the withdrawal of your election to exchange your Eligible Options before the Offer Expiration Date. If you elect to withdraw your election to exchange your Eligible Options, you must withdraw your election with respect to all of your Eligible Options.

You cannot rescind any withdrawal, and your Eligible Options will thereafter be deemed not properly tendered for exchange for purposes of this Offer, unless you properly re-elect to exchange all of your Eligible

Options before the Offer Expiration Date by following the procedures described in Section 3 of this Offer to Exchange entitled “Procedures for Electing to Exchange Options.”

Neither Vince nor any other person is obligated to give notice of any defects or irregularities in any election withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal. Our determination of these matters will be final and binding.

5.	Acceptance of Options for Exchange; Grant of Replacement Options.

Upon the terms and subject to the conditions of this Offer, including those conditions listed in Section 6 of this Offer to Exchange entitled “Conditions of this Offer” below, and promptly following the expiration of this Offer, we will accept for exchange and cancel Eligible Options properly tendered for exchange and not validly withdrawn before the Offer Expiration Date. Once your Eligible Options have been accepted for exchange, you will receive a confirmation notice promptly following the expiration of this Offer confirming that your Eligible Options have been accepted for exchange and cancelled.

If your Eligible Options are properly elected for exchange and accepted by us, we will cancel your Eligible Options on the Offer Expiration Date, and you will also be granted Replacement Options on the Offer Expiration Date.

If you are no longer an employee of Vince or any of our subsidiaries, whether voluntarily, involuntarily, or for any other reason before the Offer Expiration Date, you will not be able to participate in the Option Exchange. Also, if you change your place of residence outside of the U.S. where this Offer is prohibited under local regulations, you will not be able to participate in the Option Exchange.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF VINCE OR ANY OF OUR SUBSIDIARIES AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THE OPTION EXCHANGE AND HAD TENDERED SOME OR ALL OF YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THE OPTION EXCHANGE, AND YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR EMPLOYMENT, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF EMPLOYMENT IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF EMPLOYMENT.

For purposes of this Offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of such options; such notice may be given by press release, email or letter. Subject to our rights to extend, terminate and amend this Offer, we expect that you will receive your Replacement Option agreement as promptly as practicable after the Offer Expiration Date.

6.	Conditions of this Offer.

Notwithstanding any other provision of the Offer Documents, we will not be required to accept any options elected for exchange, and we may terminate or amend this Offer or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on or after the date of commencement of the Offer and prior to the Offer Expiration Date any of the following events has occurred or, in our reasonable judgment, has been determined by us to have occurred, regardless of the circumstances giving rise thereto, other than acts or omissions to act by us:

(a)	there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for exchange pursuant to this Offer or the issuance of Replacement Options;

(b)	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

•	make the acceptance for exchange of, or issuance of Replacement Options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

•	delay or restrict our ability, or render us unable, to accept for exchange or grant Replacement Options for some or all of the options elected for exchange; or

•	materially and adversely affect the business, condition (financial or other), income, operations or prospects of Vince;

(c)	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any jurisdiction in which the Company or its subsidiaries operate, whether or not mandatory;

•	the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or any jurisdiction in which the Company or its subsidiaries operate;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States or any jurisdiction in which the Company or its subsidiaries operate;

•	any material change in the market price of the shares of our common stock that would result in the Offer no longer having the intended compensatory purpose;

•	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Vince or on the trading in our common stock; or

•	in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof;

(d)	a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•	any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of commencement of the Offer;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of commencement of the Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us;

(e)	any of the situations described above existed at the time of commencement of this Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this Offer;

(f)	any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Vince that, in our reasonable judgment, is or may have a material adverse effect on Vince; or any other condition to this Offer; or

(g)	there shall have occurred any change in U.S. generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Option Exchange that would be in excess of any compensation expenses that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Option Exchange.

The conditions to this Offer, as set forth in this Section 6, are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Offer Expiration Time. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Time, in our reasonable discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.	Price Range of Common Stock Underlying the Options.

Our common stock is listed on NYSE under the symbol “VNCE.”

The following table shows, for the periods indicated, the high and low sales prices of our common stock as listed on the NYSE. Prior to November 22, 2013, the date of our initial public offering, there was no established trading market for our common stock.

	HIGH	LOW
Fiscal Year Ended February 1, 2014
Fourth Quarter (Since November 22, 2013)	$32.76	22.53
Fiscal Year Ended January 31, 2015
First Quarter	$28.00	22.53
Second Quarter	38.00	24.19
Third Quarter	39.08	29.67
Fourth Quarter	37.68	22.07
Fiscal Year Ending January 30, 2016
First Quarter	$25.30	16.50
Second Quarter	18.86	9.46

As of August 31, 2015, the last reported sale price of our common stock on NYSE was $9.18 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS.

8.	Source and Amount of Consideration; Terms of Replacement Options.

Consideration

We will grant Replacement Options, subject to applicable laws and regulations, in exchange for Eligible Options properly tendered for exchange by you and accepted by us for exchange. As of September 1, 2015, there were outstanding Eligible Options to purchase an aggregate of 445,178 shares of the Company’s common stock.

The terms of the Replacement Options will be as follows:

Exercise Price of Replacement Options

Each Replacement Option will have an exercise price equal to the closing stock price of our common stock on the NYSE on October 2, 2015, the Offer Expiration Date, unless this Offer is extended by us.

Vesting of Replacement Options

Each Replacement Option will vest over four years, vesting on each of the first, second, third and fourth anniversaries of the Offer Expiration Date, which is currently scheduled to be October 2, 2015 (unless otherwise extended) subject to your remaining continuously employed with the Company through each such vesting date.

Terms of Replacement Options

The Replacement Options will have the terms and be subject to the conditions as provided for in the 2013 Plan and the applicable form of Replacement Option award agreement. Each Replacement Option will have a new ten-year term measured from the Offer Expiration Date, subject to earlier expiration of the option following termination of your employment with Vince or any of our subsidiaries.

Generally, you may exercise the vested portion of your Replacement Option at any time during the option’s ten-year term. If, however, your employment with Vince or any of our subsidiaries terminates prior to any portion of your Replacement Option becoming vested, you will forfeit the unvested portion of your Replacement Option.

In general, in the event of your termination of employment with Vince or any of our subsidiaries, your Replacement Option will terminate and cease to be exercisable on the first to occur of the following:

•	in the event of your termination as a result of your termination by the Company or any of our subsidiaries for cause, the commencement of business on your date of termination;

•	in the event of your termination as a result of death or disability, the date that is one year following your termination;

•	in the event of your termination by you or by the Company without cause, 30 days following your termination; or

•	the date that is ten years following the Offer Expiration Date.

Payment of Exercise Price of Replacement Options

The purchase or exercise price for an option under the 2013 Plan may be paid by means of any lawful consideration, as determined by the plan administrator, including: services rendered by the award recipient; cash, check, or electronic funds transfer; notice and third party payment; delivery of previously owned shares of common stock; pursuant to a “net exercise” by means of a reduction in the number of shares otherwise deliverable pursuant to the award; or pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards. Shares of common stock used to satisfy the exercise price of an option will be valued at their fair market value on the date of exercise. The Company will not be obligated to deliver any shares until it receives full payment of the exercise or purchase price therefor and any related withholding obligations and other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in an applicable award agreement, the plan administrator may at any time eliminate or limit an option holder’s ability to pay the purchase or exercise price of any award by any method other than cash.

Change in Control

In the event that you are terminated, other than for cause, within a twelve-month period following a Change in Control, unvested and outstanding Replacement Options will become fully vested upon the occurrence of such termination.

U.S. Federal Income Tax Consequences of Replacement Options

You should refer to Section 13 of this Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for a discussion of material U.S. federal income tax consequences of the Replacement Options, as well as the consequences of accepting or rejecting this Offer.

Registration of Option Shares

All shares of common stock issuable upon exercise of options under our Equity Plans, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act, on our Registration Statement on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Vince (as defined under the Exchange Act), you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act.

Vince 2013 Omnibus Incentive Plan

The following is a summary of certain terms and conditions of the 2013 Plan. This summary is qualified in its entirety by reference to the 2013 Plan itself, which was filed as Exhibit 10.66 to our Registration Statement on Form S-1 filed with the SEC on November 12, 2013. Copies of the 2013 Plan are available by contacting us at optionexchange@vince.com.

Administration. The 2013 Plan is administered by the compensation committee of our Board. The compensation committee has the power to: determine the form, amount and other terms and conditions of awards; clarify, construe or resolve any ambiguity in any provision of the 2013 Plan or any award agreement; amend the terms of outstanding awards; and adopt such rules, forms, instruments and guidelines for administering the 2013 Plan as it deems necessary or proper. The compensation committee has authority to administer and interpret the 2013 Plan, to grant discretionary awards under the 2013 Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the 2013 Plan and the awards thereunder as the compensation committee deems necessary or desirable and to delegate authority under the 2013 Plan to our executive officers.

Available Shares. The aggregate number of shares of common stock which may be issued or used for reference purposes under the 2013 Plan or with respect to which awards may be granted may not exceed 3,400,000 shares. The number of shares available for issuance under the 2013 Plan is subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, we may make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the 2013 Plan or covered by grants previously made under such plan. The shares available for issuance under the 2013 Plan may be, in whole or in part, either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2013 Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the 2013 Plan.

The maximum number of shares of our common stock with respect to which any stock option, stock appreciation right, shares of restricted stock or other stock-based awards that are subject to the attainment of specified performance goals and intended to satisfy Section 162(m) of the Code and may be granted under the 2013 Plan during any fiscal year to any eligible individual is 1,000,000 shares (per type of award); provided, that the total number of shares of our common stock with respect to all awards that may be granted under the 2013 Plan during any fiscal year is 1,000,000 shares. There are no annual limits on the number of shares of our common stock with respect to an award of restricted stock that is not subject to the attainment of specified performance goals to eligible individuals. The maximum number of shares of our common stock subject to any performance award which may be granted under the 2013 Plan during any fiscal year to any eligible individual is 1,000,000 shares. The total number of shares of our common stock subject to any award which may be granted under the 2013 Plan during any fiscal year to any non-employee director is 100,000 shares. The maximum value of any cash payment made pursuant to an award which may be granted under the 2013 Plan during any fiscal year to any non-employee director is $500,000.

Eligibility for Participation. Members of our Board, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates are eligible to receive awards under the 2013 Plan.

Award Agreement. Awards granted under the 2013 Plan are evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant’s employment, as determined by the compensation committee.

Stock Options. The compensation committee may grant additional nonqualified stock options to eligible individuals and incentive stock options only to eligible employees. The compensation committee will determine the number of shares of our common stock subject to each option, the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a ten percent stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the compensation committee at grant and the exercisability of such options may be accelerated by the compensation committee.

Stock Appreciation Rights. The compensation committee may grant stock appreciation rights, which we refer to as SARs, either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable, which we refer to as a Tandem SAR, or independent of a stock option, which we refer to as a Non-Tandem SAR. A SAR is a right to receive a payment in shares of our common stock or cash, as determined by the compensation committee, equal in value to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. The exercise price per share covered by an SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of our common stock on the date of grant in the case of a Non-Tandem SAR. The compensation committee may also grant limited SARs, either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control, as defined in the 2013 Plan, or such other event as the compensation committee may designate at the time of grant or thereafter.

Restricted Stock. The compensation committee may award shares of restricted stock. Except as otherwise provided by the compensation committee upon the award of restricted stock, the recipient generally has the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The compensation committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period.

Recipients of restricted stock are required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the compensation committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Code requires that performance awards be based upon objective performance measures in order to qualify as “performance based compensation.” The performance goals for restricted stock intended to qualify as “performance based compensation” will be based on one or more of the objective criteria set forth on an exhibit to the 2013 Plan and are further discussed in general below.

Other Cash-Based Awards. The compensation committee may grant awards payable in cash. Cash-based awards will be in such form, and dependent on such conditions, as the compensation committee will determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the compensation committee may accelerate the vesting of such award in its discretion.

Performance Awards. The compensation committee may grant a performance award to a participant payable upon the attainment of specific performance goals. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock, based on the then current fair market value of such shares, as determined by the compensation committee. Based on service, performance and/or other factors or criteria, the compensation committee may, at or after grant, accelerate the vesting of all or any part of any performance award.

Performance Goals. The compensation committee may grant awards of restricted stock, performance awards, and other stock-based awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the committee. These performance goals may be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following measures selected by the compensation committee: (1) earnings per share; (2) operating income; (3) gross income; (4) net income, before or after taxes; (5) cash flow; (6) gross profit; (7) gross profit return on investment; (8) gross margin return on investment; (9) gross margin; (10) operating margin; (11) working capital; (12) earnings before interest and taxes; (13) earnings before interest, tax, depreciation and amortization; (14) return on equity; (15) return on assets; (16) return on capital; (17) return on invested capital; (18) net revenues; (19) gross revenues; (20) revenue growth; (21) annual recurring revenues; (22) recurring revenues; (23) license revenues; (24) sales or market share; (25) total stockholder return; (26) economic value added; (27) specified objectives with regard to limiting the level of increase in all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and other offsets and adjustments as may be established by the compensation committee;

(28) the fair market value of a share of our common stock; (29) the growth in the value of an investment in our common stock assuming the reinvestment of dividends; or (30) reduction in operating expenses.

To the extent permitted by law, the compensation committee may also exclude the impact of an event or occurrence which the compensation committee determines should be appropriately excluded, such as: (1) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (2) an event either not directly related to our operations or not within the reasonable control of management; or (3) a change in accounting standards required by generally accepted accounting principles.

Performance goals may also be based on an individual participant’s performance goals, as determined by the compensation committee.

In addition, all performance goals may be based upon the attainment of specified levels of our performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The compensation committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Change in Control. In connection with a change in control, as defined in the 2013 Plan, the compensation committee may accelerate vesting of outstanding awards under the 2013 Incentive Plan. In addition, such awards may be, in the discretion of the committee: (1) assumed and continued or substituted in accordance with applicable law; (2) purchased by us for an amount equal to the excess of the price of a share of our common stock paid in a change in control over the exercise price of the awards; or (3) cancelled for no consideration if the price of a share of our common stock paid in a change in control is less than the exercise price of the award. The compensation committee may also provide for accelerated vesting or lapse of restrictions of an award at any time.

Stockholder Rights. Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant has no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.

Amendment and Termination. Notwithstanding any other provision of the 2013 Plan, our Board may at any time amend any or all of the provisions of the 2013 Plan, or suspend or terminate it entirely, retroactively or otherwise, subject to stockholder approval in certain instances; provided, however, that, unless otherwise required by law or specifically provided in the 2013 Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability. Awards granted under the 2013 Plan generally are nontransferable, other than by will or the laws of descent and distribution, except that the committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Recoupment of Awards. The 2013 Plan provides that awards granted thereunder are subject to any recoupment policy that we may have in place or any obligation that we may have regarding the clawback of “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the SEC.

Effective Date; Term. The 2013 Plan became effective when it was adopted by the Board and approved by our stockholders prior to the consummation of our initial public offering. The 2013 Plan will expire on November 21, 2023, ten years following its approval by our Board. Any award outstanding under the 2013 Plan at the time of expiration will remain in effect until such award is exercised or has expired in accordance with its terms.

9.	Information Concerning Vince.

Vince is a leading contemporary fashion brand best known for modern, effortless style and everyday luxury essentials. Established in 2002, the brand now offers a wide range of women’s and men’s apparel, women’s and men’s footwear and handbags. Vince products are sold in prestige distribution locations worldwide, including over 2,500 distribution locations across 44 countries. With corporate headquarters in New York and its design studio in Los Angeles, the Company operates 32 full-price retail stores, 12 outlet stores and its ecommerce site, http://www.vince.com. Information presented on the website is not part of the Offer Documents.

We have presented below a summary of our historical consolidated financial information. The following summary historical consolidated financial information should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2015 and our Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 2015, expected to be filed with the SEC on or about September 8, 2015, all of which are or will be incorporated herein by reference. The summary historical consolidated financial information as of and for the years ended January 31, 2015 and February 1, 2014 is derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015. The summary historical consolidated financial information as of and for the six months ended August 1, 2015 and August 2, 2014 is derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 2015. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Summary Historical Consolidated Financial Information

	Fiscal Year Ended		Six Months Ended (unaudited)
	January 31, 2015	February 1, 2014	August 1, 2015		August 2, 2014
(in thousands, except per share data)
Statement of Operations
Net sales	$340,396	$288,170	$139,855		$142,778
Cost of products sold	173,567	155,154	88,305		72,353

Gross profit	166,829	133,016	51,530		70,425
Selling, general and administrative expenses	96,579	83,663	52.971		45,274

Income (loss) from operations	70,250	49,353	(1,441)		25,151
Interest expense, net	9,698	18,011	2,939		5,335
Other expense, net	835	679	491		485

Income (loss) before income taxes	59,717	30,663	(4,871)		19,331
Provision (benefit) for income taxes	23,994	7,268	(2,299)		7,446

Net income (loss) from continuing operations	35,723	23,395	(2,572)		11,885
Net income (loss) from discontinued operations, net of taxes	—	(50,815)	—		—

Net income (loss)	35,723	(27,420)	(2,572)		11,885

Basic earnings (loss) per share:
Basic EPS – continuing operations	$0.97	$0.83	$(0.07)		$0.32
Basic EPS – discontinued operations	—	(1.81)	—		—

Basic EPS – Total	0.97	(0.98)	(0.07)		0.32

Diluted earnings (loss) per share:
Diluted EPS – continuing operations	0.93	0.83	(0.07)		0.31
Diluted EPS – discontinued operations	—	(1.81)	—		—

Diluted EPS – Total	0.93	(0.98)	(0.07)		0.31

Ratio of earnings to fixed charges	7.2x	2.7x	(0.7	)x	4.6x

	January 31, 2015	February 1, 2014	August 1, 2015 (unaudited)
(in thousands)
Balance Sheet Data:
Current assets	$81,140	$103,731	$79,445
Non-current assets	297,508	305,642	304,389

Total Assets	$378,648	$409,373	$383,834

Current liabilities	64,490	38,333	48,437
Non-current liabilities	242,189	337,489	265,024

Total liabilities	$306,679	$375,822	$313,461
Stockholders’ equity	71,969	33,551	70,373

Total liabilities and stockholders’ equity	$378,648	$409,373	$383,834

Book Value. As of August 1, 2015, the book value per share of the Company’s common stock was $1.91.

For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, our Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 2015, expected to be filed with the SEC on or about September 8, 2015, and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your eligible stock options for exchange. We will also provide without charge to you, upon written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 of this Offer to Exchange entitled “Additional Information” for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.

10.	Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning our Securities.

Interests of our Directors, Officers and Affiliates

A list of our current directors and executive officers is attached to this Offer to Exchange as Schedule A.

As of September 1, 2015, our executive officers and directors (11 persons) as a group beneficially owned options outstanding under our Equity Plans to purchase a total of approximately 212,134 shares of our common stock, all of which were eligible for exchange in the Option Exchange. This number represented approximately 43% of the shares subject to all options outstanding under the 2013 Plan as of that date. Certain of our executive officers are eligible to participate in the Option Exchange.

The options granted under the 2010 Plan are not Eligible Options and cannot be exchanged in the Option Exchange.

The following table sets forth the beneficial ownership of the Company’s executive officers of our common stock as of September 1, 2015. The table also sets forth the beneficial ownership of these individuals of options outstanding, and the percentage of total Eligible Options beneficially owned by them, as of September 1, 2015.

As of September 1, 2015, no stock options (including any Eligible Options) have been granted to any of our current directors (including Mark E. Brody, director and Interim Chief Executive Officer), and therefore, none of our current directors are Eligible Employees for purposes of participating in this Offer.

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Vince Holding Corp., 500 Fifth Avenue, 20th Floor, New York, NY 10110.

Name	Number of Options Outstanding	Percentage of Total Outstanding Options	Number of Options Outstanding Eligible for Option Exchange	Options Outstanding Eligible for Option Exchange as a Percentage of Total Outstanding Options
Executive Officers
Mark E. Brody (1)(2)	—	—%	—	—%
David Stefko (3)	—	—	—	—
Nicholas Rubino (4)	82,747	17%	82,747	17%
Melissa Wallace	66,655	14%	66,655	14%
Michele Sizemore	62,732	13%	62,732	13%
All executive officers and directors as a group (11 persons)	212,134	43%	212,134	43%

(1)	Mr. Brody served as the Interim Chief Financial Officer and Treasurer of the Company from July 6, 2015 until September 1, 2015. On September 1, 2015, Mr. Brody was appointed the Interim Chief Executive Officer of the Company.
(2)	Ms. Granoff left her position as the Chief Executive Officer of the Company on September 1, 2015. Ms. Granoff is not eligible to participate in the Option Exchange.
(3)	Mr. Stefko was appointed as the Interim Chief Financial Officer of the Company on September 1, 2015.
(4)	Mr. Rubino became Senior Vice President, General Counsel and Secretary of the Company on June 26, 2015.

Securities Transactions

The following is the common stock and option transaction that was effected by Vince or, to our knowledge, our executive officers, directors and affiliates during the 60 days preceding September 1, 2015:

•	Awards of options to purchase an aggregate of 102,553 shares of common stock at an exercise price of $12.11 on June 22, 2015, including the award of an option to purchase 82,747 shares of common stock to Nicholas Rubino, the Senior Vice President, General Counsel and Secretary.

For more detailed information on the beneficial ownership of our common stock, you can consult our definitive information statement on Schedule 14C filed with the SEC on September 3, 2015 in connection with the approval of this Offer by written consent adopted by shareholders holding a majority of the outstanding shares of our common stock.

Agreements Involving Our Securities

Registration Agreement

The Company entered into a registration agreement with Sun Cardinal, LLC and SCSF Cardinal, LLC and certain other investors in connection with the February 2008 acquisition of Kellwood Company by affiliates of Sun Capital Partners, Inc. (“Sun Capital”). Pursuant to the terms of this agreement, holders of at least a majority of “Sun Registrable Securities” (which include: (i) shares of our common stock originally issued to Sun Capital and its affiliates; (ii) all shares of common stock or other securities of the Company issuable upon the conversion, exercise or exchange of our common stock in connection with certain reorganization transactions; and (iii) any other shares of common stock or other securities of the Company held by persons holding the securities described in clauses (i) and (ii)) are entitled to request that we register its shares on a registration statement on one or more occasions in the future. Sun Capital and its affiliates and the other investors party to the registration agreement are also eligible to participate in certain registered offerings by the Company, subject to the restrictions in the registration rights agreement. We are obligated, within 30 days of receiving a request for registration, to file with the SEC a registration statement with respect to such registrable securities. In addition, we are obligated to use our best efforts to make short-form registrations on Form S-3 available for the sale of registrable securities. We will pay the expenses of the investors party to the registration agreement in connection with their exercise of the rights described in this paragraph, other than underwriting commissions or selling commissions attributable to the registrable securities sold by the holders thereof, as well reimburse the holders of registrable securities included in any registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the registrable securities included in such registration. Our obligation to bear all registration expenses is absolute and does not depend on whether any contemplated offering is completed or whether any registration statement is declared effective. As of September 1, 2015, Sun Capital and its affiliates held approximately 55.7% of the outstanding shares of the Company’s common stock.

Compensatory Arrangement with Executive Officers

As described in this Offer to Exchange and in our filings with the SEC, upon commencement of employment with us, we typically provide employment offer letters to certain of our employees, including our executive officers, that establish the employee’s starting base salary and initial bonus and equity award eligibility, and we grant equity awards from time to time under our equity incentive plans to our employees, including our executive officers, in the form of stock options. We currently have no arrangement with any executive officer or employee that allows partial or full acceleration of vesting of their outstanding equity awards.

Director Compensation

On an annual basis, each of our non-employee directors then in office (other than directors employed by Sun Capital or any of its affiliates) will receive a grant of $75,000 worth of restricted stock units. These restricted stock units vest over a three-year period from the grant date and are settled in shares of our common stock. Each non-employee director elected or appointed to the Board receives a pro rata amount of the annual grant for the first year in which he or she serves on the Board based on the date such non-employee director is elected or appointed.

The 2010 Plan

The 2010 Plan was adopted by the board of directors of Kellwood Company (“Kellwood”) in 2010. Prior to our initial public offering in November 2013, the Vince business was a part of the brand portfolio of Kellwood. In connection with the consummation of our initial public offering, we amended the grant agreements associated with grants previously made to Vince employees under the 2010 Option Plan. These amendments eliminated the restrictions on the exercisability of vested options. Additionally, Vince assumed Kellwood’s remaining obligations under the 2010 Option Plan. After giving effect to such assumption, the stock options previously issued to Vince employees became options to acquire shares of Vince common stock (with the number of shares subject to such options and the related exercise price adjusted to give effect to the stock split which occurred as part of the restructuring transactions which occurred immediately prior to the consummation of our initial public offering). We no longer grant any awards under the 2010 Plan to any of our employees.

Vince ESPP

On November 21, 2013, our Board adopted the Vince Holding Corp. Employee Stock Purchase Plan (the “Vince ESPP”), which was approved by our stockholders on the same date. Our compensation committee administers the Vince ESPP. Notwithstanding that the Vince ESPP became effective as of the consummation of our initial public offering, the first offering period thereunder will not commence until specifically authorized by our compensation committee. The Vince ESPP is designed to encourage employees to become stockholders and to increase their ownership of our common stock. The maximum number of shares of common stock which may be issued pursuant to the Vince ESPP may not exceed 1,000,000 shares. On September 1, 2015, our Board approved an amendment to the Vince ESPP to allow the issuance of shares of common stock under the ESPP at a discount of up to 10% to market price of such shares at the end of the offer period and certain other administrative changes (the “ESPP Amendment”). Our majority shareholders approved the amendment by written consent on the same day. The Vince ESPP originally allowed the issuance of shares of common stock at a discount of up to 5% to market price of such shares at the beginning or the end of the offer period, whichever was less. The ESPP Amendment is expected to become effective on or around September 23, 2015. The Vince ESPP is intended to comply with the requirements of Section 423 of the Code and to assure the participants of the tax advantages provided thereby.

11.	Status of Eligible Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Eligible Options we acquire pursuant to this Offer will be cancelled on the Offer Expiration Date.

We have adopted the provisions of Accounting Standards Codification (“ASC”) 718 “Compensation – Stock Compensation.” Under ASC 718, we expect to recognize incremental compensation cost of the new stock option awards granted in this Offer. The incremental compensation cost will be measured as the excess of the fair value of each new stock option award granted to employees in exchange for surrendered stock options, measured as of the date such awards are granted, over the fair value of the original stock option surrendered in exchange for such awards, measured immediately before the exchange. The incremental compensation expense associated with this Offer will be recognized over the service period of such awards. If any portion of the new stock option awards granted is forfeited prior to the completion of the service condition due to termination of employment or service, the compensation cost for the forfeited portion of the award will not be recognized.

12.	Agreements; Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and grant of Replacement Options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign is required for the acquisition or ownership of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept options tendered for exchange and to grant Replacement Options for options tendered as part of the exchange is subject to conditions, including the conditions described in Section 6 of this Offer to Exchange entitled “Conditions of this Offer.”

13.	Material U.S. Federal Income Tax Consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of Eligible Options for Replacement Options pursuant to the Offer for those Eligible Participants subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants. This summary does not address applicable state or local taxes to which you may be subject.

All of the Eligible Options are non-qualified stock options under the Code. If you choose to exchange your Eligible Options for Replacement Options, you should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. Your Replacement Options will be non-qualified stock options for purposes of U.S. tax law. Under current law, an option holder generally will not realize taxable income upon the grant of a non-qualified stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a non-qualified stock option generally will constitute wages for which withholding will be required.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements. Such tax deduction is generally available at the same time that the underlying non-qualified stock option is exercised by you.

Upon disposition of the shares acquired upon exercise of a non-qualified option, any gain or loss is treated as capital gain or loss. Such capital gain will be long-term or short-term, depending upon how long you continue to hold the shares you receive upon exercise of your stock option.

PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCES AND INDIVIDUAL FOREIGN JURISDICTIONS. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THIS OFFER.

14.	Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 of this Offer to Exchange entitled “Conditions of this Offer” has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension to the option holders eligible to participate in the exchange or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, before the Offer Expiration Date, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6 of this Offer to Exchange by giving oral or written notice of such termination, amendment or postponement to the option holders eligible to participate in the Option Exchange and making a public announcement thereof. We will return the options elected for exchange promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 6 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m. Eastern Time on the next U.S. business day after the last previously scheduled or announced Offer Expiration Date. Any public announcement made pursuant to this Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

(a)	we increase or decrease the amount of consideration offered for the options;

(b)	we decrease the number of options eligible to be elected for exchange in this Offer; or

(c)	we increase the number of options eligible to be elected for exchange in this Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this Offer immediately prior to the increase;

and if this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth U.S. business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14, we will extend this Offer so that this Offer is open at least ten (10) U.S. business days following the publication, sending or giving of notice.

15.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer.

16.	Additional Information.

With respect to this Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this offering memorandum is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that in addition to this Offer to Exchange and your individualized Election Form, you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), before making a decision on whether or not to elect to exchange your Eligible Options:

(a)	our Annual Report on Form 10-K for the period ended January 31, 2015, filed with the SEC on March 27, 2015;

(b)	our definitive proxy statement on Schedule 14A for our 2015 annual shareholder meeting, filed with the SEC on April 20, 2015;

(c)	our Quarterly Report on Form 10-Q for the period ended May 2, 2015, filed with the SEC on June 10, 2015;

(d)	our definitive information statement on Schedule 14C relating to a shareholder approval by written consent obtained in connection with this Offer, filed with the SEC on September 3, 2015;

(e)	our Current Reports on Form 8-K filed with the SEC on June 4, 2015, June 26, 2015, July 14, 2015 and September 1, 2015; and

(f)	the description of Vince’s common stock included in our Registration Statement on Form 8-A, filed with the SEC on November 20, 2013, including any amendments or reports we file or have filed for the purpose of updating that description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined at, and copies may be obtained from, the SEC public reference rooms located at:

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at (202) 551-8090.

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

We will also provide, without charge, to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Vince Holding Corp.

Attention: Corporate Secretary

500 Fifth Avenue, 20th Floor

New York, NY 10110

or by calling 646-767-5592 and leaving a voice message.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Vince should be read together with the information contained in the documents to which we have referred you.

17.	Miscellaneous.

The Offer Documents and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance. You may identify forward-looking statements by words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-K or Form 10-Q.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Vince Holding Corp.

September 3, 2015

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

VINCE HOLDING CORP.

The directors and executive officers of Vince and their positions and offices as of September 1, 2015 are set forth in the following table:

NAME (1)	POSITIONS AND OFFICES HELD
Marc J. Leder (2)	Chairman
Mark E. Brody (3)(4)	Director, Interim Chief Executive Officer
Robert A. Bowman	Director
Jerome Griffith	Director
Eugenia Ulasewicz	Director
M. Steven Liff (2)	Director
Jonathan Borell (2)	Director
David Stefko (5)	Interim Chief Financial Officer and Treasurer
Michele Sizemore	Senior Vice President, Operations
Nicholas Rubino (6)	Senior Vice President, General Counsel & Secretary
Melissa Wallace	Senior Vice President, Human Resources

(1)	Unless otherwise specified, the address and telephone number of each of our directors and executive officers are c/o Vince Holding Corp., 500 Fifth Avenue, 20th Floor, New York, NY 10110. Certain titles subject to regulatory approval.
(2)	The address for each of Messrs. Borell, Leder and Liff is c/o Sun Capital Partners, Inc., 5200 Town Center Circle, Suite 600, Boca Raton, FL 33486.
(3)	Mr. Brody served as the Interim Chief Financial Officer and Treasurer of the Company from July 6, 2015 until September 1, 2015. On September 1, 2015, he was appointed the Interim Chief Executive Officer of the Company.
(4)	Ms. Granoff left her position as the Chief Executive Officer of the Company on September 1, 2015.
(5)	Mr. Stefko was appointed the Interim Chief Financial Officer of the Company on September 1, 2015.
(6)	Mr. Rubino was appointed the Senior Vice President, General Counsel and Secretary of the Company on June 26, 2015.